United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Stereotaxis, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

85916J102

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[Check one]

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85916J102	SCHEDULE 13G	Page 1 of 20

(1) Names of reporting persons.	Middleton McNeil Retirement Trust
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	797
(6) Shared voting power.	0
(7) Sole dispositive power.	797
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	797 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.0% Please see Attachment A
(12) Type of reporting person (see instructions).	OO

(1) Names of reporting persons.	Sanderling Ventures Management V
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	2,724
(6) Shared voting power.	0
(7) Sole dispositive power.	2,724
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	2,724 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.0% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 2 of 20

(1) Names of reporting persons.	Sanderling VI Beteiligungs GmbH & Co. KG
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	Germany
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	8,128
(6) Shared voting power.	0
(7) Sole dispositive power.	8,128
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	8,128 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.0% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

(1) Names of reporting persons.	Sanderling VI Limited Partnership
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	Cayman Islands
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	9,684
(6) Shared voting power.	0
(7) Sole dispositive power.	9,684
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	9,684 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.0% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 3 of 20

(1) Names of reporting persons.	Sanderling Ventures Management VI
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	1,149
(6) Shared voting power.	0
(7) Sole dispositive power.	1,149
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	1,149 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.0% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

(1) Names of reporting persons.	Sanderling IV Biomedical Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	542,238
(6) Shared voting power.	0
(7) Sole dispositive power.	542,238
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	542,238 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	1.5% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 4 of 20

(1) Names of reporting persons.	Sanderling Venture Partners IV Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	224,515
(6) Shared voting power.	0
(7) Sole dispositive power.	224,515
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	224,515 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.6% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

(1) Names of reporting persons.	Sanderling Venture Partners V Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	702,407
(6) Shared voting power.	0
(7) Sole dispositive power.	702,407
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	702,407 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	1.9% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 5 of 20

(1) Names of reporting persons.	Sanderling V Beteiligungs GmbH & Co. KG
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	Germany
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	114,536
(6) Shared voting power.	0
(7) Sole dispositive power.	114,536
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	114,536 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.3% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

(1) Names of reporting persons.	Sanderling V Limited Partnership
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	Cayman Islands
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	123,572
(6) Shared voting power.	0
(7) Sole dispositive power.	123,572
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	123,572 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.3% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 6 of 20

(1) Names of reporting persons.	Sanderling V Biomedical Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	412,018
(6) Shared voting power.	0
(7) Sole dispositive power.	412,018
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	412,018 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	1.1% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

(1) Names of reporting persons.	Sanderling Venture Partners II, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	781,351
(6) Shared voting power.	0
(7) Sole dispositive power.	781,351
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	781,351 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	2.1% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 7 of 20

(1) Names of reporting persons.	Sanderling Management 401(k) Plan
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	15,000
(6) Shared voting power.	0
(7) Sole dispositive power.	15,000
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	15,000 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.0% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

(1) Names of reporting persons.	Sanderling Venture Partners VI Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	419,988
(6) Shared voting power.	0
(7) Sole dispositive power.	419,988
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	419,988 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	1.1% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 8 of 20

(1) Names of reporting persons.	Fred A. Middleton
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	United States of America
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	227,086
(6) Shared voting power.	3,358,107
(7) Sole dispositive power.	227,086
(8) Shared dispositive power.	3,358,107
(9) Aggregate amount beneficially owned by each reporting person.	3,585,193 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	9.7% Please see Attachment A
(12) Type of reporting person (see instructions).	IN

(1) Names of reporting persons.	Robert G. McNeil
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	United States of America
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	60,173
(6) Shared voting power.	3,358,107
(7) Sole dispositive power.	60,173
(8) Shared dispositive power.	3,358,107
(9) Aggregate amount beneficially owned by each reporting person.	3,418,280 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	9.2% Please see Attachment A
(12) Type of reporting person (see instructions).	IN

CUSIP No. 85916J102	SCHEDULE 13G	Page 9 of 20

(1) Names of reporting persons.	Timothy C. Mills
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	United States of America
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	90,277
(6) Shared voting power.	1,508,880
(7) Sole dispositive power.	90,277
(8) Shared dispositive power.	1,508,880
(9) Aggregate amount beneficially owned by each reporting person.	1,599,157 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	4.3% Please see Attachment A
(12) Type of reporting person (see instructions).	IN

(1) Names of reporting persons.	Timothy J. Wollaeger
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	United States of America
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	0
(6) Shared voting power.	1,508,880
(7) Sole dispositive power.	0
(8) Shared dispositive power.	1,508,880
(9) Aggregate amount beneficially owned by each reporting person.	1,508,880 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	4.1% Please see Attachment A
(12) Type of reporting person (see instructions).	IN

CUSIP No. 85916J102	SCHEDULE 13G	Page 10 of 20

(1) Names of reporting persons.	Paul A. Grayson
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	United States of America
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	0
(6) Shared voting power.	153,209
(7) Sole dispositive power.	0
(8) Shared dispositive power.	153,209
(9) Aggregate amount beneficially owned by each reporting person.	153,209 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.4% Please see Attachment A
(12) Type of reporting person (see instructions).	IN

CUSIP No. 85916J102	SCHEDULE 13G	Page 11 of 20

Item 1.

(a)	Name of issuer:

Stereotaxis, Inc.

(b)	Address of issuer’s principal executive offices:

4320 Forest Park Avenue, Suite 100

St. Louis, MO 63108

Item 2.

(a)	Name of person filing:

Middleton McNeil Retirement Trust

Sanderling Ventures Management V

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

Sanderling Ventures Management VI

Sanderling IV Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners IV Co-Investment Fund, L.P.

Sanderling Venture Partners V Co-Investment Fund, L.P.

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Limited Partnership

Sanderling V Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners II, L.P.

Sanderling Management 401(k) Plan

Sanderling Venture Partners VI Co-Investment Fund, L.P.

Fred A. Middleton

Robert G. McNeil

Timothy C. Mills

Timothy J. Wollaeger

Paul A. Grayson

The foregoing persons, sometimes collectively referred to herein as the “Reporting Persons,” have entered into a Joint filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit A (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

(b)	Address of principal business office or, if none, residence:

The address of the business office of each Reporting Person is:

c/o Sanderling Ventures

400 South El Camino Real

Suite 1200

San Mateo, California 94402-1708

CUSIP No. 85916J102	SCHEDULE 13G	Page 12 of 20

(c)	Citizenship:

Middleton McNeil Retirement Trust	California
Sanderling Ventures Management V	California
Sanderling VI Beteiligungs GmbH & Co. KG	Germany
Sanderling VI Limited Partnership	Cayman Islands
Sanderling Ventures Management VI	California
Sanderling IV Biomedical Co-Investment Fund, L.P.	California
Sanderling Venture Partners IV Co-Investment Fund, L.P.	California
Sanderling Venture Partners V Co-Investment Fund, L.P.	California
Sanderling V Beteiligungs GmbH & Co. KG	Germany
Sanderling V Limited Partnership	Cayman Islands
Sanderling V Biomedical Co-Investment Fund, L.P.	California
Sanderling Venture Partners II, L.P.	California
Sanderling Management 401(k) Plan	California
Sanderling Venture Partners VI Co-Investment Fund, L.P.	California
Fred A. Middleton	United States of America
Robert G. McNeil	United States of America
Timothy C. Mills	United States of America
Timothy J. Wollaeger	United States of America
Paul A. Grayson	United States of America

(d)	Title of class of securities:

Common Stock, par value $0.001 per share, of Stereotaxis, Inc.

(e)	CUSIP No.:

85916J102

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 85916J102	SCHEDULE 13G	Page 13 of 20

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Middleton McNeil Retirement Trust	797
Sanderling Ventures Management V	2,724
Sanderling VI Beteiligungs GmbH & Co. KG	8,128
Sanderling VI Limited Partnership	9,684
Sanderling Ventures Management VI	1,149
Sanderling IV Biomedical Co-Investment Fund, L.P.	542,238
Sanderling Venture Partners IV Co-Investment Fund, L.P.	224,515
Sanderling Venture Partners V Co-Investment Fund, L.P.	702,407
Sanderling V Beteiligungs GmbH & Co. KG	114,536
Sanderling V Limited Partnership	123,572
Sanderling V Biomedical Co-Investment Fund, L.P.	412,018
Sanderling Venture Partners II, L.P.	781,351
Sanderling Management 401(k) Plan	15,000
Sanderling Venture Partners VI Co-Investment Fund, L.P.	419,988
Fred A. Middleton	3,585,193
Robert G. McNeil	3,418,280
Timothy C. Mills	1,599,157
Timothy J. Wollaeger	1,508,880
Paul A. Grayson	153,209

(b)	Percent of class:

Middleton McNeil Retirement Trust	0.0%
Sanderling Ventures Management V	0.0%
Sanderling VI Beteiligungs GmbH & Co. KG	0.0%
Sanderling VI Limited Partnership	0.0%
Sanderling Ventures Management VI	0.0%
Sanderling IV Biomedical Co-Investment Fund, L.P.	1.5%
Sanderling Venture Partners IV Co-Investment Fund, L.P.	0.6%
Sanderling Venture Partners V Co-Investment Fund, L.P.	1.9%
Sanderling V Beteiligungs GmbH & Co. KG	0.3%
Sanderling V Limited Partnership	0.3%
Sanderling V Biomedical Co-Investment Fund, L.P.	1.1%
Sanderling Venture Partners II, L.P.	2.1%
Sanderling Management 401(k) Plan	0.0%
Sanderling Venture Partners VI Co-Investment Fund, L.P.	1.1%
Fred A. Middleton	9.7%
Robert G. McNeil	9.2%
Timothy C. Mills	4.3%
Timothy J. Wollaeger	4.1%
Paul A. Grayson	0.4%

CUSIP No. 85916J102	SCHEDULE 13G	Page 14 of 20

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

Middleton McNeil Retirement Trust	797
Sanderling Ventures Management V	2,724
Sanderling VI Beteiligungs GmbH & Co. KG	8,128
Sanderling VI Limited Partnership	9,684
Sanderling Ventures Management VI	1,149
Sanderling IV Biomedical Co-Investment Fund, L.P.	542,238
Sanderling Venture Partners IV Co-Investment Fund, L.P.	224,515
Sanderling Venture Partners V Co-Investment Fund, L.P.	702,407
Sanderling V Beteiligungs GmbH & Co. KG	114,536
Sanderling V Limited Partnership	123,572
Sanderling V Biomedical Co-Investment Fund, L.P.	412,018
Sanderling Venture Partners II, L.P.	781,351
Sanderling Management 401(k) Plan	15,000
Sanderling Venture Partners VI Co-Investment Fund, L.P.	419,988
Fred A. Middleton	149,586
Robert G. McNeil	60,173
Timothy C. Mills	90,277
Timothy J. Wollaeger	0
Paul A. Grayson	0

(ii) Shared power to vote or to direct the vote:

Middleton McNeil Retirement Trust	0
Sanderling Ventures Management V	0
Sanderling VI Beteiligungs GmbH & Co. KG	0
Sanderling VI Limited Partnership	0
Sanderling Ventures Management VI	0
Sanderling IV Biomedical Co-Investment Fund, L.P.	0
Sanderling Venture Partners IV Co-Investment Fund, L.P.	0
Sanderling Venture Partners V Co-Investment Fund, L.P.	0
Sanderling V Beteiligungs GmbH & Co. KG	0
Sanderling V Limited Partnership	0
Sanderling V Biomedical Co-Investment Fund, L.P.	0
Sanderling Venture Partners II, L.P.	0
Sanderling Management 401(k) Plan	0
Sanderling Venture Partners VI Co-Investment Fund, L.P.	0
Fred A. Middleton	3,358,107
Robert G. McNeil	3,358,107
Timothy C. Mills	1,508,880
Timothy J. Wollaeger	1,508,880
Paul A. Grayson	153,209

(iii) Sole power to dispose or to direct the disposition of:

CUSIP No. 85916J102	SCHEDULE 13G	Page 15 of 20

Middleton McNeil Retirement Trust	797
Sanderling Ventures Management V	2,724
Sanderling VI Beteiligungs GmbH & Co. KG	8,128
Sanderling VI Limited Partnership	9,684
Sanderling Ventures Management VI	1,149
Sanderling IV Biomedical Co-Investment Fund, L.P.	542,238
Sanderling Venture Partners IV Co-Investment Fund, L.P.	224,515
Sanderling Venture Partners V Co-Investment Fund, L.P.	702,407
Sanderling V Beteiligungs GmbH & Co. KG	114,536
Sanderling V Limited Partnership	123,572
Sanderling V Biomedical Co-Investment Fund, L.P.	412,018
Sanderling Venture Partners II, L.P.	781,351
Sanderling Management 401(k) Plan	15,000
Sanderling Venture Partners VI Co-Investment Fund, L.P.	419,988
Fred A. Middleton	149,586
Robert G. McNeil	60,173
Timothy C. Mills	90,277
Timothy J. Wollaeger	0
Paul A. Grayson	0

(iv) Shared power to dispose or to direct the disposition of:

Middleton McNeil Retirement Trust	0
Sanderling Ventures Management V	0
Sanderling VI Beteiligungs GmbH & Co. KG	0
Sanderling VI Limited Partnership	0
Sanderling Ventures Management VI	0
Sanderling IV Biomedical Co-Investment Fund, L.P.	0
Sanderling Venture Partners IV Co-Investment Fund, L.P.	0
Sanderling Venture Partners V Co-Investment Fund, L.P.	0
Sanderling V Beteiligungs GmbH & Co. KG	0
Sanderling V Limited Partnership	0
Sanderling V Biomedical Co-Investment Fund, L.P.	0
Sanderling Venture Partners II, L.P.	0
Sanderling Management 401(k) Plan	0
Sanderling Venture Partners VI Co-Investment Fund, L.P.	0
Fred A. Middleton	3,358,107
Robert G. McNeil	3,358,107
Timothy C. Mills	1,508,880
Timothy J. Wollaeger	1,508,880
Paul A. Grayson	153,209

Item 5.

Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following.[ ]

CUSIP No. 85916J102	SCHEDULE 13G	Page 16 of 20

Item 6.

Ownership of More than Five Percent on Behalf of Another Person. If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable.

Item 8.

Identification and Classification of Members of the Group. If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Not applicable.

Item 9.

Notice of Dissolution of Group. Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed. If required, by members of the group, in their individual capacity. See Item 5.

Not applicable.

Item 10. Certifications.

Not applicable.

CUSIP No. 85916J102	SCHEDULE 13G	Page 17 of 20

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

Middleton McNeil Retirement Trust

Sanderling Ventures Management V

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

Sanderling Ventures Management VI

Sanderling IV Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners IV Co-Investment Fund, L.P.

Sanderling Venture Partners V Co-Investment Fund, L.P.

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Limited Partnership

Sanderling V Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners II, L.P.

Sanderling Management 401(k) Plan

Sanderling Venture Partners VI Co-Investment Fund, L.P.

By:	/s/ Fred A. Middleton
Fred A. Middelton
General Partner

/s/ Fred A. Middleton

Fred A. Middleton

/s/ Robert G. McNeil

Robert G. McNeil

/s/ Timothy C. Mills

Timothy C. Mills

/s/ Timothy J. Wollaeger

Timothy J. Wollaeger

/s/ Paul A. Grayson

Paul A. Grayson

CUSIP No. 85916J102	SCHEDULE 13G	Page 18 of 20

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: February 14, 2008

Middleton McNeil Retirement Trust

Sanderling Ventures Management V

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

Sanderling Ventures Management VI

Sanderling IV Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners IV Co-Investment Fund, L.P.

Sanderling Venture Partners V Co-Investment Fund, L.P.

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Limited Partnership

Sanderling V Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners II, L.P.

Sanderling Management 401(k) Plan

Sanderling Venture Partners VI Co-Investment Fund, L.P.

By:	/s/ Fred A. Middleton
Fred A. Middelton
General Partner

/s/ Fred A. Middleton

Fred A. Middleton

/s/ Robert G. McNeil

Robert G. McNeil

/s/ Timothy C. Mills

Timothy C. Mills

/s/ Timothy J. Wollaeger

Timothy J. Wollaeger

/s/ Paul A. Grayson

Paul A. Grayson

CUSIP No. 85916J102	SCHEDULE 13G	Page 19 of 20

Attachment A

Middleton-McNeil Associates, L.P. is the general partner of Sanderling Venture Partners II, L.P. and has voting and dispositive authority over the shares owned by Sanderling Venture Partners II, L.P. Middleton-McNeil Associates, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil, L.P. is the general partner of Sanderling II Limited Partnership and has voting and dispositive authority over the shares owned by such entities. Middleton-McNeil, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, LLC is the general partner of Sanderling IV Biomedical Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by Sanderling IV Biomedical Co-Investment Fund, L.P. Middleton-McNeil Associates IV, LLC is managed by its members, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, L.P. is the general partner of Sanderling Venture Partners IV Co-Investment Fund, L.P. and has voting and dispositive power over the shares owned by Sanderling Venture Partners IV Co-Investment Fund, L.P. Middleton-McNeil Associates IV, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil & Mills Associates V, LLC is the Investment General Partner of Sanderling V Limited Partnership and Sanderling V Beteiligungs GmbH & Co. KG and the General Partner of Sanderling V Biomedical Co-Investment Fund, L.P. and Sanderling Venture Partners V Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by such entities. Middleton, McNeil & Mills Associates V, LLC is managed by its managing directors, Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Sanderling Ventures Management V is managed by Fred A. Middleton and Robert G. McNeil, Timothy C. Mills, and Timothy J. Wollaeger, the individuals who have invested under the d/b/a Sanderling Ventures Management V, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management V. Such

CUSIP No. 85916J102	SCHEDULE 13G	Page 20 of 20

individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Sanderling Ventures Management VI is managed by Fred A. Middleton and Robert G. McNeil, Timothy C. Mills, Timothy J. Wollaeger and Paul A. Grayson, the individuals who have invested under the d/b/a Sanderling Ventures Management VI, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management VI. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil, Mills & Associates, VI, LLC is the Investment General Partner of Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH & Co. KG and Sanderling VI Limited Partnership and has voting and dispositive power over the shares owned by such entity. Sanderling Venture Partners VI Co-Investment Fund, L.P. is managed by its managing directors, Fred A. Middleton and Robert G. McNeil, Timothy C. Mills, Timothy J. Wollaeger and Paul A. Grayson. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

The Middleton McNeil Retirement Trust has voting and dispositive authority over the shares owned by such trust. The trust’s trustees are Fred A. Middleton and Robert G., who manage the trust for the benefit of Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing trust, except to the extent of their proportionate pecuniary interests therein.